Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 4, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Symbotic Inc. on Form 10-K for the year ended September 28, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Symbotic Inc. on Form S-3 (File No. 333-273383) and on Form S-8 (File No. 333-281140 and File No. 333-266829).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
December 4, 2024